Exhibit (c)(20)

CONFIDENTIAL
Goldman Sachs
INVESTMENT BANKING DIVISION
Project Baseball Preliminary Discussion Materials
Goldman, Sachs & Co.
January 14, 2017
Goldman Sachs does not provide accounting, tax, or legal advice. Notwithstanding anything in this document to the contrary, and except as required to enable compliance with applicable securities law, you (and each of your employees, representatives, and other agents) may disclose to any and all persons the US federal income and state tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind.

CONFIDENTIAL

Goldman Sachs

Comparison of Braves Initial vs. Current Offer

INVESTMENT BANKING DIVISION

	Braves 20-Oct Offer	Braves 10-Jan Offer
Cash / Share	$ 24.13	$ 29.44
Exchange Ratio	0.5502 x	0.5260 x
Implied Value as of 13-Jan-17[1]	$ 55.84	$ 59.76
Change in Cash Value Per Share vs. Initial		$ 5.31
Change in Stock Value Per Share vs. Initial		$(1.39)
Increase vs. Initial		$ 3.92
% Change vs. Initial		*7.0 %*
Implied Value as of 20-Oct-16[2]	$ 56.50	$ 60.39
% Change vs. Initial		*6.9 %*

[1] Based on Braves share price of £47.30 and USD / GBP exchange rate of 1.2186x as of 13-Jan-17 per Bloomberg.
[2] Based on Braves share price of £48.03 and USD / GBP exchange rate of 1.2250x as of 20-Oct-16 per Braves offer letter.

Review of Braves Proposal and Market Context

1

CONFIDENTIAL

Goldman Sachs

Overview of Braves Offer

INVESTMENT BANKING DIVISION

($ in millions, except per share data)

	Standalone							
	Royals		Braves		20-Oct Offer Implied By		10-Jan Offer Implied By	
					20-Oct-16	13-Jan-17	20-Oct-16	13-Jan-17
USD / GBP					*1.2250 x*	*1.2186 x*	*1.2250 x*	*1.2186 x*
Braves Reference Share Price					$ 58.84	$ 57.63	$ 58.84	$ 57.63
Exchange Ratio					0.5502 x	0.5502 x	0.5260 x	0.5260 x
Implied Value of Stock Offer Per Share					$ 32.37	$ 31.71	$ 30.95	$ 30.32
Cash Offer Per Share	20-Oct-16	13-Jan-17	20-Oct-16	13-Jan-17	$ 24.13	$ 24.13	$ 29.44	$ 29.44
Implied Transaction Share Price[1]	$ 47.17	$ 55.97	£ 48.03	£ 47.30	$ 56.50	$ 55.84	$ 60.39	$ 59.76
Premium To Pre-Offer Price (20-Oct-2016)					19.8 %	18.4 %	28.0 %	26.7 %
Illustrative Equity Value[2]	$ 67,486	$ 80,185	£ 89,758	£ 88,631	$ 80,837	$ 79,999	$ 86,397	$ 85,608
Enterprise Value[2]	**$ 78,706**	**$ 91,084**	**£ 74,255**	**£ 69,092**	**$ 92,057**	**$ 90,898**	**$ 97,617**	**$ 96,507**
Enterprise Value / 9-30-16 LTM EBITDA	13.8 x	15.9 x	14.1 x	13.1 x	16.1 x	15.9 x	17.1 x	16.9 x
Enterprise Value / 2016E EBITDA	13.2	15.3	12.8	11.8	15.4	15.3	16.4	16.2
Enterprise Value / 2017E EBITDA	12.3	14.2	11.4	10.5	14.3	14.2	15.2	15.0
2016E P / E	20.5 x	24.3 x	19.5 x	19.2 x	24.6 x	24.3 x	26.3 x	26.0 x
2017E P / E	18.5	21.9	17.3	16.8	22.2	21.9	23.7	23.4
Royals Shareholders Ownership					19.6 %	19.6 %	18.9 %	18.9 %
Braves Shareholders Ownership					80.4 %	80.4 %	81.1 %	81.1 %

0.5% decrease in GBP

1.5% decrease in Braves share price in GBP

2.0% decrease in Braves share price in USD

6.4% stock value decrease

22.0% cash offer increase

6.9% increase as of undisturbed date

7.0% increase as of latest offer date

Source: Bloomberg, IBES, Royals Management team ("Royals management") projections as first provided to GS on 29-Oct-2016 for its use and other information provided by Royals Management
Note: Estimate Multiples based on IBES estimates as of respective pricing date.
[1] Braves and Royals standalone represents closing price prior to offer announcement.
[2] Calculated from public filings and share count per Royals and Braves Management as of 30-Sep-16 for 20-Oct-16 pricing columns and as of 31-Dec-16 for 13-Jan-17 columns. Braves quotes enterprise value of $93bn in proposal dated 20-Oct-2016. Braves EV adjusted for ~42% equity stake in Royals and 30% equity stake in ITC Ltd.

Review of Braves Proposal and Market Context

2

CONFIDENTIAL
Goldman Sachs
Implied Value of Braves Proposals Since Original Offer Date
INVESTMENT BANKING DIVISION
Stock Price
$65 $60 $55 $50 $45
As of 20-Oct-2016
Implied Value of 10-Jan Offer: $60.39/share Implied Premium to 20-Oct-2016 Price: 28.0%
20-Oct Offer Premium: 19.8%
20-Oct-2016
Day Prior to Original Offer Date
$ 59.76
$ 56.50 $ 55.97 $ 55.84
30-Sep-2016 15-Oct-2016 30-Oct-2016 14-Nov-2016 29-Nov-2016 14-Dec-2016 29-Dec-2016 13-Jan-2017
Royals Implied Value of 10-Jan Braves Offer Implied Value of 20-Oct Braves Offer Implied Value of 20-Oct Braves Offer as of 20-Oct-2016
Source: Bloomberg as of 13-Jan-2017
Note: 20-Oct offer assumes fixed $24.13 cash per share and a 0.5502x Braves / Royals exchange ratio. 10-Jan offer assumes $29.44 cash per share and 0.5260x Braves / Royals exchange ratio. Assumes Braves share price of £47.30 and USD / GBP exchange rate of 1.2186x as of 13-Jan-17 per Bloomberg.
Review of Braves Proposal and Market Context 3